                                                                     EXHIBIT 2.4

                           ASSET PURCHASE AGREEMENT
                           ------------------------

                          Dated as of August 15, 2001

                                 By and Among

                          COMPENSATED DEVICES, INC.,
                          a Massachusetts corporation

                                      and

                         MICRO CDI ACQUISITION CORP.,
                            a Delaware corporation
                       and a wholly-owned subsidiary of

                            MICROSEMI CORPORATION,
                            a Delaware corporation

                               Table of Contents
                               -----------------

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                                   ARTICLE 1
          PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE; POSSESSION

1.1       Assets and Liabilities.........................................  1
1.2       Purchase Price and Payment Terms...............................  6
1.3       Possession.....................................................  8
1.4       Sales, Use and Transfer Taxes..................................  8
1.5       Allocation of Purchase Price and Adjustments...................  8

                                   ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

2.1       Organization...................................................  9
2.2       Authorization..................................................  9
2.3       No Conflict....................................................  9
2.4       Financial Statements........................................... 11
2.5       Absence of Certain Facts or Events............................. 11
2.6       Property, Leases and Encumbrances; Sufficiency of Assets....... 13
2.7       Contracts and Commitments...................................... 14
2.8       Permits and Authorizations..................................... 15
2.9       No Violations.................................................. 16
2.10      Claims, Investigations and Proceedings......................... 16
2.11      Insurance...................................................... 17
2.12      Proprietary Information and Rights............................. 17
2.13      Employee Benefits.............................................. 17
2.14      Employment Laws................................................ 18
2.15      Environmental Laws............................................. 19
2.16      Government Payments............................................ 20
2.17      No Unlawful Contributions...................................... 20
2.18      No Insider Transactions........................................ 21
2.19      Accounts Receivable............................................ 21
2.20      Inventories.................................................... 21
2.21      Customers and Suppliers; International Sales................... 22
2.22      Taxes.......................................................... 22
2.23      Warranties..................................................... 25
2.24      No Finders or Brokers.......................................... 25
2.25      Accuracy of Information Furnished by Seller.................... 26
2.26      Investment Representations..................................... 26

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

3.1       Organization................................................... 27
3.2       Authorization.................................................. 27
3.3       No Conflict.................................................... 28
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                                  (continued)

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3.4       Consents and Approvals......................................... 28
3.5       No Finders or Brokers.......................................... 29
3.6       Litigation..................................................... 29
3.7       SEC Filings.................................................... 29
3.8       Securities Law................................................. 30
3.9       Capitalization................................................. 30
3.10      Valid Issuance of Shares....................................... 30

                                   ARTICLE 4
                                   COVENANTS

4.1       Fulfillment of Conditions...................................... 30
4.2       Termination of Benefit Plans; Eligibility...................... 31
4.3       Use of Names................................................... 31
4.4       Covenant of Confidentiality.................................... 31
4.5       Bulk Sales Waiver of Delivery and Reservation of Rights to
          Compliance Post Closing........................................ 32
4.6       Investigations................................................. 32
4.7       Access to Information and Records.............................. 33

                                   ARTICLE 5
                        FURTHER COVENANTS OF THE SELLER

5.1       Access to Information and Records.............................. 33
5.2       Conduct of Business Pending the Closing........................ 33
5.3       Consents....................................................... 35
5.4       Other Action................................................... 35
5.5       Notification and Updates Regarding Disclosure.................. 35
5.6       Excess Warranty Work........................................... 35

                                   ARTICLE 6
                CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

6.1       Obligation of Buyer............................................ 36

                                   ARTICLE 7
               CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

7.1       Obligation of Seller........................................... 38

                                   ARTICLE 8
                              CLOSING DELIVERIES

8.1       Deliveries of Owners and Seller................................ 39
8.2       Deliveries of Buyer............................................ 40
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                                  (continued)

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                                   ARTICLE 9
                            CLOSING OR TERMINATION

9.1       Closing Date..................................................  40
9.2       Right of Termination Without Breach...........................  41
9.3       Termination for Breach........................................  41

                                  ARTICLE 10
                                INDEMNIFICATION

10.1      Indemnification by Seller and Owners..........................  42
10.2      Indemnification by Buyer......................................  43
10.3      Third Party Claims............................................  44
10.4      Survival Period...............................................  45
10.5      Limitations on Indemnification Obligations....................  45

                                  ARTICLE 11
                           COVENANTS NOT TO COMPETE

11.1      Covenant Not to Compete.......................................  46
11.2      No Solicitation...............................................  46
11.3      Severability..................................................  46
11.4      Specific Performance..........................................  47

                                  ARTICLE 12
                                 MISCELLANEOUS

12.1      Further Actions...............................................  47
12.2      Expenses......................................................  48
12.3      Entire Agreement..............................................  48
12.4      Descriptive Headings..........................................  48
12.5      Notices.......................................................  48
12.6      Governing Law.................................................  49
12.7      Assignability.................................................  49
12.8      Waivers and Amendments........................................  50
12.9      Third Party Rights............................................  50
12.10     Public Announcements..........................................  50
12.11     Confidential and Proprietary Information......................  50
12.12     Severability..................................................  51
12.13     Counterparts; Electronic Copies...............................  51
12.14     Dispute Resolution............................................  52
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                                      iii

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 15, 2001, by and among Compensated Devices, Inc., a Massachusetts corporation ("Seller"), Thomas J. Kachel, an individual ("Tom"), George J. Franklin, Jr., an individual ("George") and Donald A. Smith, an individual ("Don"), ("Tom," "George" and "Don" are the only record shareholders of Seller and are each herein individually called the "Owner" and collectively called the "Owners"), and Micro CDI Acquisition Corp., a Delaware corporation ("Buyer") which is a wholly-owned subsidiary of Microsemi Corporation, a Delaware corporation ("Microsemi").

                                   RECITALS:

     A. Seller is engaged in the business of semiconductor fabrication and design (the "Business"). Buyer desires to purchase certain assets of Seller and Seller desires to sell such assets to Buyer subject to the terms, covenants and conditions set forth herein (the "Acquisition").

     B. Following the Acquisition, Buyer intends to operate the assets purchased from Seller initially as a separate division of Microsemi, located in Melrose, Massachusetts (the "Division").

     C. Seller and the Owners expect to benefit from the consummation of the transactions contemplated hereby and, to induce Buyer to enter into this Agreement, agree to be bound by the terms and provisions herein. Capitalized terms not otherwise defined in this Agreement are defined in Appendix A hereto. Accounting terms not otherwise defined herein are to be defined in accordance with GAAP.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE 1

          PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE; POSSESSION
          -----------------------------------------------------------

     1.1  Assets and Liabilities.

          (a)  Acquired Assets. Upon the terms and subject to the conditions of
               ---------------
this Agreement, as of the Closing (as defined in Section 9.1), Buyer shall purchase from Seller, and Seller shall sell, assign, deliver, transfer and convey to Buyer, all right, title and interest in and to all of the property, rights, contracts and claims related to or used in the conduct of the business, or necessary to operate the business, of Seller (collectively the "Purchased Assets"), excluding all real property and other Excluded Assets on the terms and conditions described in Section 1.1(b) herein. As contemplated hereby, Purchased Assets excludes any assets that Buyer determines not to acquire from Seller, but specifically includes, without limitation, all assets required in the operation of the Business as heretofore conducted by Seller, all equipment located in the semiconductor production, fabrication and design facilities, spare or replacement parts for, and product warranties and prepaid service agreements on, such equipment (to the extent assignable or transferable), all inventory, all customer and other contracts that Buyer determines to acquire from Seller, all rights of Seller in designs or mask works, know-how, discoveries, improvements, trade secrets, shop and royalty rights, all intellectual property of Seller, including without limitation its Products in design and development, engineering schematics, layouts, technology, technical specifications, formulae, processes, sketches, drawings, data and any studies thereof for Product development, testing or reworking, and Seller's techniques, design and testing equipment, tools and software, accounts receivable and cash and cash equivalents. The Purchased Assets include, but are not limited to, the foregoing as well as those assets set out or described on Schedules 1.1(a)(i) through 1.1(a)(xii) and the following:
-------------------         -----------

          (i)  Business Rights. All right, title and interest in and to any
               ---------------
patents, patent applications, rights to sue for infringements of patents, trademarks, service marks, trademark and service mark registrations and applications, copyrights, copyright registrations and applications, trade names, fictitious business names, logos, Product names, brand names, trade dress, computer operating systems and application software in every media, together with any rights at common law directly arising therefrom, licenses with respect to any of the foregoing (to the extent such licenses are transferable) and other intellectual property rights used in connection with the Business, and all excerpts, reproductions, facsimiles, copies, compilations or analyses thereof in any form or medium, including those which are listed on Schedule 1.1(a)(i)
                                                        ------------------
(which need not list common off-the-shelf software customarily sold by vendors) (the "Business Rights").

          (ii) Pre-Paid Expenses. Seller's leasehold or other interests in real
               -----------------
property and buildings used in connection with the Business ("Leased Real Property") are not to be transferred by Seller to Buyer; provided, however, that all of Seller's right, title and interest in and to the security deposits, if any, paid by Owners or Seller (or their predecessors-in-interest) and any personal property comprising prepaid expenses with respect to any leasehold interests listed on Schedule 1.1(a)(ii) are to be transferred
                                     -------------------
to Buyer.

          (iii)  Customer Lists.  All customer or vendor lists or other lists or
                 --------------
documents generated or used by Seller in the Business, including, but not limited to, correspondence, credit information, manuals, and data, sales, marketing and advertising materials.

          (iv)   Contracts. All rights and interests and general intangibles
                 ---------
under the contracts, instruments, agreements, purchase orders and sales orders, commitments or other understandings or arrangements of the Seller or the Owners attributable or relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively "Contracts" and each a "Contract") that are either (A) described and set forth on Schedule 1.1(a)(iv) hereto, or (B) that Buyer elects
                           -------------------
to accept and assume at any time on or after the Closing Date, by giving written notice to the Seller as set forth in Section 12.5 hereof; provided that such election by the Buyer shall not constitute a waiver of any rights of indemnification or other rights under this Agreement which the Buyer may have by virtue of the existence or breach of any such Contract, or any of its provisions, or by virtue of any failure to disclose or to list in said Schedule any such Contract or any amendment or modification to any term of any such Contract known to Seller or Owners.

          The Contracts described in clause (A) or (B) above are hereinafter collectively described as the "Purchased Contracts." To the extent that any Purchased Contract for which assignment to the Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller and the Buyer agree to use their reasonable best efforts (without any requirement on the part of the Buyer or the Seller to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Purchased Contract to the Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained by the Closing Date, and the Seller agrees to cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits intended to be assigned to the Buyer under the relevant Purchased Contract, including enforcement at the cost and for the account of the Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof, by such other party or otherwise. If and to the extent that such arrangement cannot be made before Closing, the Buyer in the Buyer's sole and absolute discretion, upon notice to the Seller, shall have no obligation with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Contract hereunder and, if such Purchased Contract is a material Purchased Asset, then the Buyer shall have the right to terminate his Agreement, unless the parties agree to an adjustment to the purchase price or terms.

               (v)    Records and Documentation. Originals or, at Seller's
                      -------------------------
option, copies of all business and financial records, tax information, files, books and form contracts, specifically relating to the Purchased Assets described in the other clauses of this Section 1.1(a) or to the Assumed Liabilities, including, but not limited to, books and records, if any, which reflect the principal terms of each Contract, Purchased Asset or Assumed Liability, as the case may be .

               (vi)   Authorizations. All federal, foreign, state, local or
                      --------------
other governmental consents, licenses, permits, grants or authorizations and the like owned, held or utilized by Seller in the operation of the Business, which Seller is not legally prohibited from assigning to Buyer, substantially all of which are listed on Schedule 1.1(a)(vi) (the "Authorizations").
                    -------------------

               (vii)  Inchoate Rights. All rights, claims, credits, causes of
                      ---------------
action or rights of set-off with respect to or arising out of (A) the Purchased Assets, (B) the Assumed Liabilities or (C) proceeds paid or payable under insurance contracts relating to the Purchased Assets.

               (viii) Cash. Cash, cash equivalents and investments, all deposit
                      ----
accounts, signature authority thereon, check registers and all printed or other checks. The accounts are as set forth in Schedule 1.1(a)(viii).
                                         ---------------------

               (ix)   Accounts Receivable. The accounts receivable of Seller
                      -------------------
existing as of the Closing Date (the "Closing Date Receivables"). Substantially all of the Closing Date Receivables are listed on Schedule 1.1(a)(ix) hereof.
                                                  -------------------

               (x)    Inventory. All items of inventory used in connection with
                      ---------
the Business (the "Inventory"), substantially all of which are listed on
Schedule 1.1(a)(x).
------------------

               (xi)   Furniture, Fixtures, Equipment, etc. All items of
                      -----------------------------------
furniture, fixtures, leasehold improvements, equipment, all additions, substitutions, modifications thereto, computers, computer hardware and software (to the extent assignable or transferable with computers), photocopy machines, machines of any nature, and office supplies, whether owned or leased by Seller and used in the Business (the "Furniture, Fixtures and Equipment"), substantially all of which are listed on Schedule 1.1(a)(xi).
                                         -------------------

               (xii)  Other Items of Property. All other items of property,
                      -----------------------
supplies or other assets other than the Excluded Assets, which are used by Seller in connection with the Business to the extent that Seller has any rights or interests therein that are assignable including, but not limited to, those listed on Schedule 1.1(a)(xii) ("Other Items of Property").
          --------------------

               (xiii) Goodwill. All goodwill associated with the Business and
                      --------
any of the assets, properties and rights set forth above.

          (b)  Excluded Assets and Certain Known Liabilities. Seller shall not
               ---------------------------------------------
sell, assign, transfer or convey to Buyer, and Buyer shall not purchase (i) the corporate charter, qualifications to conduct business as foreign corporations, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and any other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any of the rights of Seller or Owners under this Agreement or any other agreement entered into in connection with this Agreement, (iii) any of the past or present rights, titles or interests of Seller in or to or connected with the Leased Real Property or any other real property anywhere or (iv) any of the assets or certain known liabilities used in the Business set forth on Schedule 1.1(b) (the
                                                            ---------------
"Excluded Assets and Certain Known Liabilities").

          (c)  Liabilities Assumed by Buyer. Upon the terms and subject to the
               ----------------------------
conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements made by Seller herein, effective as of the Closing Date, Buyer shall assume and be obligated pursuant to this Agreement to pay when due, perform, or discharge only (i) the accounts payable, employee accrued vacation obligations owed by Seller to present active-service employees hired by Buyer on or about the Closing Date, debts, claims, liabilities, obligations, open purchase orders and expenses in respective amounts not to exceed the amounts (actual or estimated) as set forth on Schedule 1.1(c) for the
                                                         ---------------
period through the Closing Date, plus (ii) liabilities and obligations arising pursuant to the Purchased Contracts, except to the extent that any such liability arises out of a breach or default by Seller occurring on or prior to the date hereof with respect to any such Purchased Contract, and plus (iii) sales tax arising prior to the Closing which is not past due and employment taxes arising prior to the Closing which are not past due (collectively, the items set forth in Section 1.1(c)(i), (ii) and (iii) shall be referred to as the "Assumed Liabilities"). Seller and the Owners agree and acknowledge that Buyer shall have the right, at its option and at any time following the Closing, to negotiate with any creditor on any matters related to the Assumed Liabilities Amount or otherwise; provided, however, that Buyer shall give prior notice to and allow Seller and/or Owners to participate in negotiations relating to the Assumed Liabilities.

          (d)  Excluded Liabilities.  Except as set forth in Section 1.1(c) or
               --------------------
any other express provision of this Agreement, Buyer shall not assume or otherwise become obligated pursuant to this Agreement to pay when due, perform or discharge any debts, claims, liabilities, obligations, damages or expenses of Seller (whether known or unknown, contingent or absolute, or arising before, on or after the Closing Date), including, without limitation, liability for (i) Taxes (other than any specific Taxes which are included in the Assumed Liabilities), (ii) defaults (or events which would constitute default upon giving of notice, lapse of time or both) under contracts or any obligations of Seller resulting from events or occurrences arising prior to the Closing Date,
(iii) obligations under contracts or agreements of Seller not listed on Schedule
                                                                        --------
2.7 hereto (collectively, the "Excluded Liabilities"), (iv) all litigations,
---
suits, claims, demands, disputes or investigations of or concerning Seller and any present or former shareholders, employees, creditors, suppliers or customers of Seller; (v) any claim arising from Leased or Owned Real Property or interest in Leased or Owned Real Property prior to the Closing Date; (vi) the Seller's Indebtedness as of the Closing Date aggregating not more than a maximum limit of $1,379,411.98 to Eastern Bank in Lynn, Massachusetts owed by Seller (the sum as described in this clause is hereinafter called the "Repayment Amount") (Buyer, notwithstanding that the Buyer is not assuming this Indebtedness, is to pay the Repayment Amount at the Closing as set forth below), or (vii) any obligation or liability to any spouse or other Affiliate of any Owner or Seller other than as set forth in the leases to Buyer of real property from Affiliates of the Owners as contemplated by this Agreement.

     1.2       Purchase Price and Payment Terms.

               (a) Subject to the adjustment described below, the aggregate Purchase Price for the Purchased Assets shall be comprised of (a) two payments in cash (each a "Cash Payment" and collectively "Cash Payments"), one of which shall be a payment of approximately $7,737,303.34 in cash to Seller and the other of which shall be a payment to Eastern Bank of the Repayment Amount, (b) assumption by Buyer as of the Closing of the Assumed Liabilities, (c) and a one-year unsecured promissory note substantially in the form of Exhibit A ("Promissory Note") in an original principal amount equal to $3,931,151.67 and bearing interest at the rate of 6% per annum. The term "Purchase Price" includes (i) the respective Cash Payments to be made to the Seller or other Persons; (ii) the Promissory Note; and (iii) assumption of the Assumed Liabilities from the Seller.

          (b) Such Purchased Assets will specifically exclude all real estate owned by Seller.

          (c) The Promissory Note shall be payable on or within 10 days following the first anniversary of the Closing Date, at the sole and absolute election of Microsemi, either in cash or shares of Common Stock (or in combination) having a market value equal to the sum of the unpaid principal and the accrued interest at the date of payment. Any shares of Common Stock issued in payment of the Promissory Note shall be liquidated pursuant to an arrangement with a custodian mutually acceptable to Microsemi and Seller within the 60 days following the first anniversary of the Closing, at a rate of not more than 10,000 shares per trading day, except with Microsemi's prior written consent or direction. Microsemi shall also pay Seller in cash any deficiency between (A) the principal amount of the Promissory Note plus interest paid by delivery of common stock and (B) the net proceeds to the Seller or its former shareholders of the Shares, after sales commissions on dispositions of the Shares. To the extent that their net proceeds exceed one hundred percent (100%) of the sum of the unpaid principal plus accrued interest of the Promissory Note, the excess shares shall not be sold and the excess shares shall be paid over to Microsemi by the custodian and cancelled, or disposed of otherwise for Microsemi's sole account. Microsemi shall not issue shares in payment of the Promissory Note except to the extent that the sale thereof would be registered or could be sold without registration under the Securities Act of 1933, as amended (the "Securities Act"). The Promissory Note will provide for set-off as a source of indemnification to Microsemi for and against any material breach or violation of any of Seller's representations, warranties or agreements in the transaction.

          (d) The shares of Microsemi Common Stock issuable, at Microsemi's election, in payment of the Promissory Note issued in the transaction, shall be validly issued, fully-paid and nonassessable, and subject to no restrictions other than those arising under securities laws. Microsemi's right to issue Common Stock will be subject to the ability of Seller and the shareholders of Seller (provided that the Promissory Note is distributed pro rata to the shareholders of Seller) to resell the shares received on payment of the promissory note under Rule 144 or other registration or exemption from registration under the U.S. and state securities laws.

          (e) At Closing, Purchaser shall (i) pay to Seller the respective Cash Payments to be made to the Seller or other Persons, (ii) deliver the Promissory Note, and (iii) assume the Assumed Liabilities.

     1.3 Possession. The assignment to Buyer of Seller's rights in the Purchased Contracts, Business Rights, Authorizations, Leased or owned Real Property, Furniture, Fixtures and Equipment and Inventory, and all other assets of Seller that are included among the Purchased Assets, and the transfer of the Assumed Liabilities to Buyer, will be effective as between Seller and Buyer as of the beginning of business on the Closing Date.

     1.4 Sales, Use and Transfer Taxes. Seller shall be responsible for any documentary transfer taxes and any sales, use or other taxes, duties, fees and governmental exactions imposed by reason of the transfer of the Purchased Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

     1.5 Allocation of Purchase Price and Adjustments. The Final Purchase Price shall be allocated in relation to the Purchased Assets as set forth on Schedule
                                                                       ---------
1.5 hereto or otherwise in a manner reasonably determined by the Buyer on or
---
before Closing. Each party agrees that it will not, in its Tax returns or elsewhere, take a position inconsistent with the allocations provided for in this Section 1.5.

                                   ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS
              ---------------------------------------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Owners and Seller (collectively, the "Indemnitors"), jointly and severally (except as otherwise set forth in Section 2.2(b), Section 2.3(b) and Section 2.18 below) make the following representations and warranties to Buyer as of the date of this Agreement and as of the Closing Date, except as set forth in the Seller's disclosure schedules attached hereto (which shall specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception):

     2.1 Organization. Seller is a corporation, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power and authority to conduct the Business as it is presently being conducted and to own and operate and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation, and is in good standing in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.

     2.2  Authorization.

          (a) The execution and delivery of this Agreement by Seller and the performance of all obligations hereunder have been duly authorized by each Indemnitor and no other action or approval by any Indemnitor is necessary for the execution, delivery or performance of this Agreement by Seller. Seller has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

          (b) The Owners hereby represent severally as follows: Each Owner has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been duly executed and delivered by each Owner and is a valid and binding obligation of each Owner, enforceable against each Owner in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

     2.3  No Conflict.

          (a)  Except as described on Schedule 2.3(a), neither the execution
                                      ---------------
and delivery of this Agreement by Seller and the Owners, nor the consummation of the transactions contemplated hereunder nor the fulfillment by Seller or the Owners of any of the terms of this Agreement will:

               A    except for such conflicts, breaches or defaults as would not have a Material Adverse Effect on Buyer's ability to conduct the Business after the Closing, conflict with or result in a breach by Seller, or constitute default by it, him or her under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement, or any other material contract, arrangement or agreement to which Seller or an Owner is a party or to which Seller or any material portion of the assets of Seller or any Owner is subject, (ii) the Articles of Organization or Bylaws of Seller or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity, which would have a Material Adverse Effect upon Buyer's ability to conduct the business substantially in the manner in which Seller conducted the Business or the Buyer's ability to own or to convey the Purchased Assets free of Encumbrances;

               B    result in the creation or imposition of any Encumbrance upon the Purchased Assets; or

               C    cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Seller which would have a Material Adverse Effect upon Buyer's ability to conduct business substantially in the same manner in which the Business was conducted by Seller prior to the Closing.

Except for this Agreement, no Indemnitor has any obligation, absolute or contingent, to any other person to sell the Business, or substantially all of the assets of Seller or to effect any consolidation of Seller or to enter into any Agreement with respect thereto.

          (b)  Except as described on Schedule 2.3(b), each Owner severally
                                      ---------------
represents as to himself only, that neither the execution and delivery of this Agreement by him, nor the consummation of the transactions contemplated hereunder nor the fulfillment by him of any of the terms of this Agreement will, except for such conflicts, breaches or defaults as would not have a Material Adverse Effect on Buyer's ability to conduct the Business after the Closing, conflict with or result in a breach by him of, or constitute default by, him under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement, or any other material contract, arrangement or agreement to which such Owner is a party or to which any material portion of the assets of Seller is subject, (ii) the Articles of Organization or Bylaws of Seller or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity, which would have a Material Adverse Effect upon Buyer's ability to conduct the business or own or convey the Purchased Assets.

          2.4  Financial Statements.

               (a) Seller has delivered to Buyer the unaudited balance sheets and related statements of income and retained earnings of Seller for the 6 months ended June 30, 2001 (the "Interim Financials") and the balance sheets and the related statements of income and retained earnings of Seller for the fiscal years ended December 31, 1998, 1999 and 2000 (collectively, with the Interim Financials, the "Financial Statements").

               (b)  Except as set forth in Schedule 2.4, Seller has no
                                           ------------
     liabilities or obligations, either accrued, contingent or otherwise, which, individually exceeds $5,000 or in the aggregate exceed $50,000, except to the extent fully reserved in the Financial Statements, other than (i) those liabilities arising in the ordinary course of business consistent with past practice under any contract, commitment or agreement specifically disclosed in this Agreement or any Schedule to this Agreement or not required to be so disclosed because of the term or amount involved or otherwise and (ii) those liabilities incurred since the date of the Interim Financials in the ordinary course of business consistent with past practice, which liabilities are not material individually or in the aggregate.

               (c) Seller has, in accordance with good business practices, maintained complete and accurate books and records, including financial records which fairly present its results or operations and financial condition, and corporate records of all of its material corporate proceedings.

          2.5  Absence of Certain Facts or Events. Except as listed on Schedule
                                                                       --------
2.5, since March 31, 2001 (or such other date as specified in this Section 2.5),
---
there has not been to the Knowledge of Seller or any Owner:

               (a) any Material Adverse Effect in the financial condition or results of operations of Seller;

               (b) any material damage, destruction or loss to any material assets or business of Seller, whether covered by insurance or not, except as fully reserved in the Interim Financials;

               (c) any increase in the compensation payable or to become payable by Seller to any employee or executive or in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants), other than relating to hourly or salary wages of non-Owner employees of Seller increased in the ordinary course of business and in amounts that are not material to the results of operations of Seller;

               (d) any obligations or expenditures of Seller that are in any manner out of the ordinary course of business, except as adequately reflected or reserved in the Interim Financials;

               (e) any purchase or other acquisition by Seller of capital stock or other interest in any other Person, any purchase or other acquisition by Seller of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Business or assets to any Person (other than sales of Inventory in the ordinary course of business), any transaction between any Indemnitor and any of its Affiliates (other than payments of employment compensation in the ordinary course), or any agreement to take any such actions;

               (f) any sale, assignment or transfer of any contractual rights, claims or other assets of Seller valued at more than $10,000 individually, or more than $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

               (g)  any Encumbrance placed on assets of Seller;

               (h) any obligation or liability incurred by Seller as a result of borrowed money or any capital expenditure, in either case in excess of $50,000, or any commitment to borrow money entered into by Seller, or any increase in any loans made or agreed to be made by Seller;

               (i) any failure to pay or perform any obligation of Seller when due involving more than $5,000 individually or more than $50,000 in the aggregate;

               (j) any intentional or, to the Knowledge of any Indemnitor, other waiver of any rights of substantial value to Seller or any amendment or termination of any agreement to which

     Seller is a party or from which the Seller has suffered or is reasonably likely to suffer a Material Adverse Effect;

               (k) any material transaction, except for real estate leases, entered into or consummated by Seller, except in the ordinary course of business consistent with past practice or any transaction by Seller with the Owners and their Affiliates regardless of past practice;

               (l) any material addition to or modification of the Benefit Plans of Seller or other arrangements or practices affecting personnel of Seller not in the ordinary course of business consistent with past practice;

               (m) any oral or written notification to Seller or to any of the Owners from any customer of Seller, or any distributor of Seller, that such customer or distributor, as applicable, anticipates its purchases from Seller will decrease in any material respect;

               (n) any oral or written notification to Seller or to any of the Owners from any supplier of Seller that such supplier anticipates its accommodations, sales or services provided to Seller will decrease in any material respect, or that its Product returns to Seller will increase;

               (o) any oral or written notification to Seller or to any of the Owners from any employee of Seller with annual compensation greater than $35,000 that such employee intends to leave his or her position of employment with Seller, other than to become an employee of the Buyer for an indefinite period commencing on the Closing Date;

               (p) any oral or written notification to Seller or to an of the Owners from any sales representative or any manufacturer's representative that such person anticipates that their sales for Seller will decrease, or that its charges therefor will increase, in any material respect; or

               (q) any oral or written notification to Seller or to either of the Ownes from any independent contractor performing services for Seller that such contractor anticipates its services provided to Seller will decrease, or that its charges to Seller will increase, in any material respect.

          2.6  Property, Leases and Encumbrances; Sufficiency of Assets.

               (a)  Schedules 1.1(a)(ii) and 1.1(a)(xi) hereto accurately set
                    ----------------------------------
     forth all leased real property and all items of equipment and other personal property of Seller which are used in the

     Business (individually, a "Leased or Owned Property" and collectively, the "Leased or Owned Properties") and contain with respect to each of the Leased or Owned Properties a list of (i) all leases and other agreements relating to such property, and (ii) all Indebtedness secured by any Encumbrance on any such Leased or Owned Property, specifying the nature thereof and the holder of such Indebtedness. The leases or other agreements listed in Schedules 1.1(a)(ii) and 1.1(a)(xi) are in full force and effect without any default or waiver by Seller or, to each Indemnitor's Knowledge, by any other party thereto. Except as noted on Schedule 2.6, Seller has good, valid and marketable title to all Leased or Owned Properties owned by Seller free and clear of all Encumbrances other than (i) liens for taxes not yet due and payable to any taxing authority or depository and landlord's, workman's, mechanics and similar statutory liens and encumbrances for obligations not yet due and payable and (ii) other minor liens or encumbrances which do not materially detract from the value, or interfere with the use, thereof. None of the Leased or Owned Properties are subject to any restrictions with respect to the transferability thereof. The Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Leased or Owned Properties to the Buyer as contemplated hereby. No other Person owns any personal property (other than items of immaterial commercial value) at or situated in the real property leased by Seller. At Closing, the Buyer will receive good and marketable title to all of the Leased or Owned Properties, free and clear of all liens other than the Encumbrances identified on Schedule 2.6.

               (b)  Except as noted on Schedule 2.6, all Leased or Owned
                                       ------------
     Properties of Seller (i) are in good operating condition and repair (subject to ordinary wear and tear), (ii) have been to Seller's Knowledge properly operated, serviced, and maintained, and (iii) are suitable for the uses for which they are presently being used in the Business.

               (c) The Leased or Owned Property constitutes all of the real property or tangible personal property necessary to permit Seller to operate and conduct the Business as now conducted and to permit Buyer to conduct its business as proposed business on and following the Closing substantially in the same manner as the Business has been conducted by Seller prior to Closing Date.

          2.7  Contracts and Commitments.

               (a)  Except as set forth in Schedule 2.7, Seller has no (i)
                                           ------------
     collective bargaining agreement, or any agreement that contains any severance pay liabilities or obligations; (ii) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Seller on notice of thirty (30) days or less or which contains an obligation of Seller to pay and/or accrue more than $20,000 per year; (iii) note or other evidence of Indebtedness for borrowed money or the deferred purchase price of property or services, which involves a liability of more than $100,000; (iv) agreement of guaranty or indemnification; (v) agreement, contract or commitment limiting the freedom of Seller, any Owner or, to Seller's Knowledge, executive, officer or key employee of Seller to engage in any line of business or compete with any Person; (vi) agreement, contract or commitment relating to expenditures in excess of $100,000; (vii) agreement, contract or commitment (written or oral) with a supplier of Seller that provided more than $100,000 in goods or services to Seller in fiscal year 2000 or is reasonably expected to provide such amount or more in fiscal year 2001; or
(viii) agreement, contract or commitment (written or oral) with customers or other Persons which involves $100,000 or more and, by its terms, is not cancelable without penalty or cost within sixty (60) days; (ix) agreement, contract or commitment providing for the sharing, transfer, license, or other disposition by the Seller of any Business Rights or Proprietary Information; or
(x) agreement, contract or commitment of the Seller with any of the Owners or their respective Affiliates.

          (b)  Except as set forth in Schedule 2.7, (i) Seller is not to its
                                      ------------
knowledge in breach of, nor has Seller received in writing any claim or assertion that it has breached, any of the terms or conditions of any agreement, contract or commitment set forth or required to be set forth in any of the Purchased Contracts; and (ii) each Purchased Contract is in full force and effect in the form delivered to Buyer and, to Indemnitors' Knowledge, there is no material breach or default by any party thereto, and Seller has not received any notice (in writing or otherwise) that any party thereto wishes to cancel or not renew such Purchased Contract.

          (c)  Except as set forth in Schedule 2.7, to the Seller's Knowledge
                                      ------------
there has not been any material adverse change since March 31, 2001 in the business relationship of the Seller relating to any of the Purchased Assets with any material customer of or material supplier to the Seller since March 31, 2001.

     2.8  Permits and Authorizations.

          (a)  Schedule 1.1(a)(vi) lists each Authorization held or utilized by
               -------------------
Seller in the operation of the Business. Except as set forth in Schedule 2.8,
                                                                ------------
all Authorizations are in full force and effect and, to the Seller's Knowledge, constitute all Authorizations that are required to permit Seller to operate its assets and conduct the Business as historically conducted prior to the Closing Date, except to the extent that a failure to hold such Authorization would not have a Material Adverse Effect. Schedule 2.8 also
                                                        ------------
discloses all proposed or pending applications for Authorizations, and all applications for variances from compliance, or postponement of the dates for compliance with any laws or regulations affecting Seller or the Business.

          (b)  Except as shown on Schedule 2.8, Seller has not received any
                                  ------------
written notification or, to the Knowledge of any Indemnitor has any reason to believe, that any of the Authorizations will not be renewed upon their expiration without new conditions, requirements or restrictions which would materially restrict the Business or necessitate additional operating or capital costs that would have a Material Adverse Effect.

          (c)  Except as shown on Schedule 2.8, Seller is not, to its knowledge,
                                  ------------
in breach of, nor has Seller received in writing or, to the Knowledge of any Indemnitor, otherwise any claim or assertion that it has breached, any of the terms or conditions of any Authorization.

     2.9  No Violations.

          (a) Seller is in compliance with each applicable law, statute, order, rule or regulation promulgated or judgment entered by any Governmental Entity applicable to the Business, except for such failures to comply as have not had a Material Adverse Effect.

          (b)  Except for those filings listed on Schedule 2.9, to Seller's
                                                  ------------
Knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by any Indemnitor in connection with the execution, delivery and performance by Seller or either Indemnitor of this Agreement and the consummation of the transaction contemplated hereby, or the continued operation of the Business.

          (c) No Indemnitor has been notified of any non-compliance by any of Seller's subcontractors or other outsourcing relationships with laws applicable to employment and work-place safety.

     2.10      Claims, Investigations and Proceedings.  Schedule 2.10 lists all
                                                        -------------
claims, investigations, suits, actions, arbitrations, mediations and legal or administrative proceedings and governmental investigations, currently or at any time within the past twelve (12) months pending or, to Indemnitors' Knowledge, threatened against Seller or any of its properties or the Business. Except as set forth on Schedule 2.10 hereto, to Indemnitors'
                                     -------------
Knowledge, there is no outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against or affecting Seller or its properties, assets or business.

     2.11   Insurance. Schedule 2.11 lists all insurance policies under which
                       -------------
Seller is an insured or a beneficiary or for which it is liable to pay premiums and further sets forth the name of the insurer, type of coverage, policy limits and deductibles, if any, and annual premium for each such policy. Seller has furnished Buyer with copies of all such policies and a history of all claimed losses in the past three (3) years, except that, with respect to workers' compensation claims, Seller has furnished Buyer with a history of all claimed losses in the past twelve (12) months. Except as noted on Schedule 2.11, the
                                                          -------------
policies listed thereon will be outstanding and in full force and effect on the Closing Date and provide coverage against such risk of loss and in such amounts as are historically maintained by Seller.

     2.12   Proprietary Information and Rights.  Schedule 1.1(a)(i) hereto
                                                 ------------------
accurately lists all Business Rights necessary to conduct and operate the Business. Schedule 1.1(a)(i) discloses the identity of each other Person which
           ------------------
owns any right, license, title or interest in and to the Business Rights.
Seller has not licensed or otherwise transferred to any other Person any right to use the Business Rights owned by Seller. There has been no oral or written claim that Seller has infringed upon any domestic or foreign patents, trademarks, service marks, copyrights or other intellectual property rights of any other Person. To any Indemnitor's Knowledge, Seller has the unrestricted right to use every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, confidential data and other proprietary information used in connection with the design, development, manufacture, operation, sale and use of all products and services sold by Seller (collectively, "Proprietary Information"), free and clear of any right or claim of others. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Proprietary Information, except to the extent that the absence of any such measures has not had, and would not have a Material Adverse Effect.

     2.13   Employee Benefits. Except as set forth in Schedule 2.13, Seller has
                                                      -------------
no "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")), profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and other compensation or benefit arrangements maintained or contributed to or required to be contributed to or maintained by Seller for the benefit of the employees of the Business (or former employees of the Business) and/or their beneficiaries (collectively, "Benefit Plans"). Seller has delivered to Buyer true, complete, and correct copies and descriptions of all Benefit Plans, all employees affected or covered such Benefit Plans, and all liabilities and obligations thereunder.

     2.14   Employment Laws. Except to the extent expressly provided in Schedule
                                                                        --------
2.14 and, to Seller's Knowledge:
----

            (a) Seller is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety (except for violations or failures to comply which are not reasonably likely to result in a Material Adverse Effect), and has not received notice of, and, to the Knowledge of any Indemnitor, is not engaged in, any unfair labor practice.

            (b) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board ("NLRB").

            (c) There is no labor strike, dispute, slowdown or stoppage pending or, to any Indemnitor's Knowledge, threatened against or affecting Seller.

            (d) There are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations or administrative proceedings of any kind pending or, to the best Knowledge of any Indemnitor, threatened against or relating to Seller, its employees or employment practices, or operations as they pertain to conditions of employment; nor is any Indemnitor subject to any order, judgment, decree, award or administrative ruling arising from any such matter.

            (e) No collective bargaining agreement is currently in existence or being negotiated by Seller and, as of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or, to the Knowledge of any Indemnitor, is seeking such certification or recognition.

            (f) Seller's contracts, if any, with temporary personnel agencies or independent contractors represent bona-fide, arms-length agreements.

     2.15   Environmental Laws.

            (a) (i) The assets and the Business of Seller have, to Seller's Knowledge, been operated in compliance in all respects with all applicable Environmental Laws (except for such failures to comply as have not, and will not have, had a Material Adverse Effect), (ii) other than in compliance with all applicable Environmental Laws, there has been no generation, processing, production, storage, treatment, transport, release, or disposal of any Hazardous Materials at, in, on, under, about or from any of the Leased Real Property by or on behalf of Seller or any of Seller's employees, agents, licensees, contractors, invitees or guests, including any landlord of Seller or any other tenant, (including facilities previously leased by Seller) or, to any Indemnitor's Knowledge, by any previous owner or tenant of the Leased Real Property, or any of their respective employees, agents, licensees, contractors, invitees or guests, (iii) there are and have been no underground storage tanks or any asbestos-containing materials on any of the Leased Real Property (including facilities previously leased by Seller), and (iv) Seller has not received from any Governmental Entity or any other Person nor has there been threatened or commenced any notice of violation, notice to comply, compliance schedule, administrative or judicial complaint, information request, order, enforcement action or lien with respect to alleged or potential violations of or liabilities under Environmental Laws by or on behalf of Seller and relating to the Leased Real Property (including facilities previously leased by Seller and including any release by any landlord or other tenant in buildings comprising Leased Real Property, or facilities previously operated, occupied or leased by or on behalf of the Seller), or any proceeding or inquiry with respect to any actual or alleged violation of or liability under any Environmental Law or any Release or alleged Release of a Hazardous Material by or on behalf of Seller or relating to the Leased Real Property (including facilities previously leased by Seller).

            (b) "Environmental Law" shall mean all applicable laws, statutory or otherwise, regulations, rules, plans, codes, standards, ordinances, decrees and orders, as currently in effect, inquiries, demands of any Government Entity purportedly to regulate the generation, processing, production, storage, treatment, transport or Release of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice or public or employee health and safety.

            (c) "Hazardous Material(s)" shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or
(iv) regulated pursuant to any Environmental Law.

            (d) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, evaporating, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

            (e) Seller has provided or made available to Buyer copies of all documentation in its possession, custody or control relating to environmental matters.

            (f) Prior to the Closing Date, Seller and Microsemi have jointly paid for and received a binder of insurance with an extended reporting period for a period of fifteen (15) years. The insurance policy referenced above is intended to be in addition to all rights of the Buyer and Microsemi arising in any connection with this Agreement and enforceable separately and independently, or in any combination, by Microsemi or Buyer or respective successors or assigns.

     2.16 Government Payments. All federal, state, foreign and local tax returns and tax reports (including information returns) required to be filed by Seller (collectively "Tax Returns") have been timely filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, except as would not have a Material Adverse Effect, complete, accurate and in accordance with all legal requirements applicable thereto. All federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, withholding and other taxes, duties, charges and assessments (including interest and penalties) due from Seller have been fully paid.

     2.17 No Unlawful Contributions. Neither Seller nor any director, officer, agent, employee or other Person associated with or acting on behalf of Seller has made, attempted to make or used any corporate funds to make or attempt any unlawful contributions, gifts or payments for entertainment or other unlawful expenses relating to political activity or campaign for public office; made any direct or indirect unlawful payments to officials or employees of any Governmental Entity from corporate funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any intentionally false or fictitious entries on the books or records of Seller; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, including but not limited to unlawful payments to officials or employees of customers or suppliers.

     2.18   No Insider Transactions.  Except as disclosed in Schedule 2.18 (and
                                                             -------------
except for Seller), the Indemnitors hereby represent severally as follows: no Indemnitor nor, to any Indemnitor's Knowledge, any of his relatives, nor any entity in which he has a direct or indirect interest, has (a) any interest in any Person that engages in the same or similar business in which Seller currently engages, (b) any interest in any Person that purchases from or sells or furnishes to Seller any goods or services, (c) a beneficial interest in any contract, commitment, agreement or understanding to which Seller is a party or by which it may be bound or affected with the exception of any such contracts concerning post-closing leasing of real property from Affiliates of Owners as contemplated in this Agreement; (d) any claim, whether or not valid, against Seller or any assets of Seller or any of the Purchased Assets; or (e) made any threat or demand indicating that his spouse would possibly make any claim against or affecting adversely Microsemi, the Buyer, the Business or the Purchased Assets. The ownership of publicly traded securities shall not be deemed a violation of the preceding sentence. Except as disclosed on Schedule
                                                                      --------
2.18, none of the assets of Seller include any receivables from any director,
----
executive or employee of Seller or any Owner or any Affiliate of any of them.

     2.19 Accounts Receivable. The Closing Date Receivables are valid and enforceable claims and were earned by performance in the ordinary course of business (i.e., actual shipment of goods substantially conforming to the customer's order).

     2.20 Inventories. The inventories reflected on the Financial Statements are in all material respects of a quality usable and saleable in the normal course of the business of Seller, subject to the reserves reflected in the Financial Statements in accordance with GAAP. Schedule 1.1(a)(x) lists
                                               ------------------
substantially all Inventory of Seller, including, but not limited to, inventories of raw materials, finished goods and packaging supplies owned or in the custody of Seller and, with respect to Inventory owned by or held for the account of a customer, identifies such customer and Inventory in reasonable detail, and specifies the location of such Inventory as of June 30, 2001. All Inventory purchased since March 31, 2001, consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule
                                                                    --------
2.20, all Inventory is located on premises owned or leased by the Seller as
----
reflected in this Agreement. All work-in-process contained in the Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of the Seller with, to Seller's actual knowledge, no recent history of credit problems with respect to the Seller; neither the Seller nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any counterclaim or set-off of amounts billable to such customers upon the completion of orders to which work-in-process relates except for early payment discounts extended in the ordinary course of business and reflected in the applicable purchase orders. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified.

     2.21   Customers and Suppliers; International Sales.  Schedule 2.21
                                                           -------------
discloses the identity of Seller's ten (10) largest customers as of the fiscal year ended December 31, 2000 (the "2000 Top Customers"). In addition, Schedule
                                                                      --------
2.21 discloses the sales made by Seller to 2000 Top Customers during the six (6)
----
months ended June 30, 2001.  Except as disclosed on Schedule 2.21, Seller has
                                                    -------------
not received any written or oral or other notice that any customer identified on
Schedule 2.21 expects or intends that its future purchases from Seller will decrease by more than five percent (5%), as compared to the year ended December 31, 2000 or the six (6) months ended June 30, 2001. Schedule 2.21 discloses, as
                                                     -------------
of the fiscal year ended December 31, 2000 and as of the six (6) months ended June 30, 2001, the identity of each of Seller's ten (10) largest suppliers and the amounts payable to each such supplier as of the dates listed above. Except as disclosed on Schedule 2.21, Seller has not received any written or oral
                -------------
notice that any supplier identified on Schedule 2.21 expects or intends to
                                       -------------
adversely curtail its accommodations, sales or services to Seller, in any material respect, as compared to the year ended December 31, 2000 or the six (6) months ended June 30, 2001.

     2.22   Taxes.  Except as set forth in the Tax Schedule:

            (a) All Tax Returns required to be filed by Seller have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. To Seller's Knowledge, there are no liens on any of the assets of Seller with respect to Taxes, other than liens for Taxes not yet due and payable for which appropriate reserves have been established. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Seller or any other information required to be shown thereon. In particular, the foregoing Tax Returns are not subject to penalties under
     Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the tax law). An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

          (b) With respect to all amounts in respect of Taxes imposed upon Seller, or for which Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons with respect to all taxable periods or portions of periods ending on or before the Closing Date, to Seller's Knowledge, all applicable Tax laws and agreements have been fully complied with, and the Seller has paid and withheld or fully accrued on the Financial Statements all such amounts required to be paid by Seller to taxing authorities or others on or before the date hereof have been paid.

          (c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of Seller knows of any reason or expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (A) claimed or raised by any authority in writing or (B) as to which Seller or the directors or officers (and employees responsible for Tax matters) of Seller has knowledge based upon contact with any agent of such authority. Other than as noted in Schedule
                                                                      --------
     2.22, the Tax Returns of Seller have not at any time since December 31,
     ----
     1997 been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). To Seller's Knowledge, no Tax deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Seller, and Seller has not received notice (either in writing or verbally, formally or informally) and does not expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. Seller is neither a party to any proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Seller or any of its assets.

          (d) The Seller has furnished Buyer true and complete copies of all federal and state income tax or franchise Tax Returns for Seller for all periods ending in 1997, 1998, 1999 and 2000. Seller has not, to its knowledge, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has such waiver or extension been requested from Seller.

          (e) Seller has not: (A) filed a consent under Code Section 341(f) concerning collapsible corporations; (B) made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G; (C) been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (D) been a member of an Affiliated Group filing a consolidated federal income Tax Return, (E) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax law, (F) received approval to make or agreed to a change in accounting method, or (G) incurred or assumed any liability for the Taxes of any person. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, and is not a party to or bound by any Tax allocation or sharing agreement.

          (f) No Seller asset is property which Seller is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; none of the Seller assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code; Seller has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; Seller has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code; neither Seller nor Seller is a person other than a United States person within the meaning of the Code; the transaction contemplated herein is not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of law; Seller does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and Seller is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

          (g) The unpaid Taxes of Seller (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

          (h) Seller is not a party to any tax allocation or sharing agreement with any Person, or a party to any agreement to indemnify any Person with respect to Taxes.

          (i) Seller will not be liable for any Taxes under Section 1374 of the Code in connection with the purchase of the assets. Seller has not in the past ten (10) years (A) acquired assets from another corporation in a transaction in which Seller's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or
     (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

          2.23   Warranties. Schedule 2.23 contains a copy of Seller's written
                             -------------
     warranty terms to its distributors. Except as set forth on Schedule 2.23,
                                                                -------------
     Seller has not given or made any other written or oral warranties to any Person with respect to any products sold or services performed. No Indemnitor has any written or oral notice of a claim against Seller, whether or not covered by insurance, for products liability or liability on account of any express or implied warranty, except for warranty obligations and returns in the ordinary course of business consistent with past practice for which appropriate reserves have been reflected in the Financial Statements.

          2.24   No Finders or Brokers. Except as disclosed on Schedule 2.24, no
                                                               -------------
      Indemnitor, nor, to the Knowledge of any Indemnitor, any Affiliate of any Indemnitor, has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby. With respect to any agreement, arrangement or understanding identified on Schedule 2.24, and with respect to any
                                 -------------
     professional fees (including accounting and attorneys' fees) incurred by Seller with respect to the transactions contemplated by this Agreement, all such fees, commissions, professional fees or similar amounts payable shall be paid by Indemnitors, and not by Buyer.

          2.25 Accuracy of Information Furnished by Seller. No representation or warranty set forth in this Article 2 or in any list or Schedule provided to Buyer or its representatives by any Indemnitor contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         2.26 Investment Representations. The Seller and Owners understand that the Shares have not been, and will not be, registered under the Securities Act of 1933 (the "Securities Act"). With respect to the Promissory Note and Shares issuable upon Microsemi's election to convert pursuant to the Promissory Note (collectively hereafter called the "Securities"), the Seller and Owners hereby represent and warrant as follows ( provided nothing in Section 2.26 detracts from Buyer's representations and warranties in Article 3 or covenants or other obligations of the Buyer anywhere in this Agreement):

                 (a) The Seller and its Owners and management have had substantial business experience so that the Seller is capable of evaluating the merits and risks of its investment in the Buyer and has the capacity to protect its own interests. The Seller acknowledges and each of the Owners acknowledge that the Securities are subject to restrictions on transfer pursuant to the Securities Act and any applicable state securities laws and that the Seller may bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act or the Securities are held by the Seller (or held by the Owners pursuant to appropriate pro rata distribution by Seller) through the first anniversary of the Closing Date and the Shares are thereafter sold in accordance with Rule 144 (and applicable exemptions under state securities laws) or are sold pursuant to other exemptions from registration if available.

                 (b) The Seller would be acquiring the Shares for its own account for investment only and not with a view towards their resale or distribution.

                 (c) The Seller has had an opportunity to discuss Microsemi's business, management and financial affairs with officers and management of Microsemi. The Seller has also had the opportunity to ask questions of, and receive answers from, Microsemi and its management regarding the terms and conditions of this investment.

                 (d) The Seller and Owners are accredited investors within the meaning of Regulation D under the Securities Act.

          Notwithstanding anything to the contrary in this Agreement, (i) no investigation by Buyer shall affect the representations and warranties of the Indemnitors under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to Buyer in connection with the transactions contemplated hereby, (ii) such representations and warranties shall remain true and correct and shall not be affected or deemed waived by reason of the fact that Buyer knew or should have known that any of the same is or might be inaccurate in any respect, and (iii) such representations and warranties shall survive the Closing Date (provided, however, such survival shall not expand or extend any time limits for claiming indemnification provided in this Article 10). Buyer acknowledges that only the Owners that are Indemnitors are making any representations or warranties regarding the Purchased Assets of the Business.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          As an inducement to Seller and each of the Owners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes the following representations and warranties to Seller and each of the Owners as of the date of this Agreement and as of the Closing
     Date:

          3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to perform its obligations under this Agreement. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction necessary to perform its obligations under this Agreement.

          3.2 Authorization. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder have been duly authorized by Buyer and no other action or approval by Buyer or Microsemi is necessary for the execution, delivery or performance of this Agreement by Buyer. Buyer has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby.

This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

     3.3 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereunder nor the fulfillment by Buyer of any of its terms will:


          (a) conflict with or result in a breach by Buyer or Microsemi of, or constitute a default by Buyer or Microsemi under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement, license agreement or any other material contract, arrangement or agreement to which Buyer or Microsemi is a party or to which a material portion of Buyer's assets is subject, (ii) the Certificate of Incorporation or Bylaws of Buyer, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Buyer or Microsemi or which materially affects Buyer's or Microsemi's ability to conduct its business or perform its obligations under this Agreement;

          (b) result in the creation or imposition of any Encumbrance upon any material portion of the assets of Buyer or Microsemi or which materially affects Buyer's or Microsemi's ability to conduct its business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; or

          (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise held by Buyer or Microsemi which is necessary or materially useful to Buyer's business or otherwise necessary to allow Buyer to perform its obligations under this Agreement.

     3.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other person is required to be made or obtained by Buyer or Microsemi in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 No Finders or Brokers. Neither Buyer nor Microsemi has entered into any agreement, arrangement or understanding with any Person which could result in an obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

     3.6 Litigation. There is neither (a) any action, suit, proceeding or investigation, nor (b) any counter or cross-claim in an action brought by or on behalf of the Buyer or Microsemi, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the Knowledge of the Buyer, threatened, against the Buyer or Microsemi, which could reasonably be expected to have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement or the agreements referenced herein or complete any of the transactions contemplated hereby or thereby. Neither Buyer nor Microsemi is subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Buyer or Microsemi or any of their respective assets which would adversely affect the ability of Buyer to close the transactions contemplated hereby.

     3.7 SEC Filings. Microsemi has timely filed all reports, registration statements and other documents required to be filed by it (the "SEC Filings") under the Securities Act, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later filing of any such form, report or document, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.8 Securities Law. Neither this Agreement nor any of the transactions contemplated hereby require qualification or filing with, notice to or any authorization, consent or approval of the Securities Commissioner of the State of California, the Securities Administrator of the Commonwealth of Massachusetts, the federal Securities and Exchange Commission, or the comparable regulatory body of any other state or jurisdiction, except that there may be required (a) the filing of a Notice of Transaction Pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, (b) the filing of a Form D pursuant to Securities and Exchange Commission Regulation D, (c) the filing of a Form D notice in the Commonwealth of Massachusetts, and (d) the continued compliance by Microsemi with the requirements imposed under Rule 144.

     3.9 Capitalization. Microsemi's authorized stock, including issued and outstanding shares, any and all outstanding options and all authorized and unissued shares reserved under Microsemi's equity incentive plans, is as set forth in the SEC Filings as of the date therein indicated.

     3.10 Valid Issuance of Shares. The Shares, upon the delivery in payment of the Promissory Note, upon the applicable date set forth in Section 1.2(c), when issued, sold and delivered in accordance with the terms thereof for the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable and, based in part upon the representations of the Seller and the Owners in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

                                   ARTICLE 4

                                   COVENANTS
                                   ---------

     4.1  Fulfillment of Conditions.

          (a) Each of the Seller and the Owners will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by them or Seller under this Agreement. Buyer will use all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by Buyer under this Agreement.

          (b) Each of the Owners will use all reasonable efforts, and will cause Seller to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will use all reasonable efforts to make, and will cause Seller to use all reasonable efforts to make, all necessary filings in order to enable Seller and Owner to consummate the transactions contemplated hereby. Buyer and Microsemi will use all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and authorizations and will make all necessary filings in order to enable Buyer to consummate the transactions contemplated hereby.

     4.2 Termination of Benefit Plans; Eligibility. Seller shall use its best efforts to freeze its 401(k) plans prior to the Closing and to terminate such plans as reasonably possible after the Closing, but in no event later than sixty
(60) days after the Closing. Seller shall use its best efforts to obtain a favorable determination letter from the Internal Revenue Service regarding the termination of such plan as soon as possible following the Closing. Employees of the Buyer who were employees of the Seller shall be credited by the Buyer as having eligibility under the Buyer's benefit plans to the same extent as if they had served the Buyer since their hire dates with Seller.

     4.3 Use of Names. As of the Closing Date, the Seller will cease, and each Owner will cause the Seller to cease, using the corporate name and all other trade names of Seller and consent and fully cooperate with their use and ownership after the Closing Date by the Buyer. Promptly after the Closing, the Seller will change its corporate name and will conduct no business operations except that of managing and investing proceeds received from Buyer in this Acquisition.

     4.4  Covenant of Confidentiality.

          (a) Seller and Owners. The Seller and the Owners shall not at any time subsequent to the Closing, except as explicitly requested by the Buyer, (i) ufor any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Non-Public Information concerning the Purchased Assets. For purposes hereof, "Non-Public Information" shall mean and include, without limitation, all Trade Rights relating to the Products in which the Seller has an interest or relate to the Products, all customer lists and customer information relating to the Products, and all other information relating to the Products and concerning the Seller's processes, apparatus, formulae, engineering studies, packaging, Products, Seller's financial condition or results of operations or Seller's marketing and distribution methods, to the extent not previously disclosed to the public directly by the Seller prior to the Closing Date. Non-Public Information shall not include information in the public domain, information acquired from a third party without the third party violating a confidentiality obligation to the disclosing party, information known by the receiving party prior to the disclosure or information that the receiving party can demonstrate that it independently developed. The Seller agrees that the provisions and restrictions contained in this Section 4.4(a) are necessary to protect the legitimate continuing interests of the Buyer in acquiring the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to the Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Buyer for such violation or breach and regardless of any other provision contained in this Agreement, the Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 4.4(a).

               (b) Buyer. Neither the Buyer nor Microsemi, nor its agents, attorneys or other financial consultants that are provided with access to the "Non-Public Information," as defined in Section 4.4(a) hereof, shall at any time prior to the Closing, use such Non-Public Information for any purpose other than evaluating the Purchased Assets, or disclose the Non-Public Information to any person or keep or make copies of any Non-Public Information. Each of the Buyer and Microsemi agrees that the provisions and restrictions contained in this Section 4.4(b) are necessary to protect the legitimate continuing interest of the Seller in the business and good will of the Seller, and that any violation or breach of these provisions will result in irreparable injury to the Seller for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Seller for such violation or breach and regardless of any other provision contained in this Agreement, the Seller shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 4.4(b).

          4.5 Bulk Sales Waiver of Delivery and Reservation of Rights to Compliance Post Closing. Without limiting Seller's obligations or liabilities to Buyer and Microsemi pursuant to this Agreement to deliver title free and clear of all Encumbrances and to comply fully with all other bulk sales and other laws to the extent they may apply, Buyer waives only the condition of delivery at Closing and does not waive the Seller's compliance prior to the Closing Date with all provisions of the tax laws and requirements of Chapter 62C of the Massachusetts General Laws. Seller covenants that the Seller will deliver to Buyer, and Buyer shall be entitled to receive at the sole cost and expense of Seller, an official waiver of the kind described in Section 51 promptly Post-Closing.

          4.6 Investigations. The respective representations and warranties of the Seller and the Buyer contained herein or in any certificates or other documents delivered at or prior to the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

          4.7 Access to Information and Records. During the period after the Closing, the Buyer shall give Seller and the Owners, their respective counsel, accountants and other representatives (i) access during normal business hours to such of the properties, books, records, contracts and documents of the Buyer; and (ii) with the prior consent of the Buyer in each instance, access to employees, agents and representatives of Buyer for the purposes of such communications or meetings as the Seller reasonably requests in writing, in each such case the access shall be limited to the extent such request is for purposes of filing the Owners' personal tax returns for periods before the Closing Date or any examination or audit thereof by a Governmental Entity.

          4.8 Retention of Seller's Employees and Continuity of Location of Operations. Buyer agrees that there shall be no change in location nor any termination by Buyer (other than for cause) of the employees hired by Buyer at the Closing Date under this Agreement for a period of six months following the Closing.

                                   ARTICLE 5

                        FURTHER COVENANTS OF THE SELLER
                        -------------------------------

          The Seller covenants and agrees as follows:

          5.1 Access to Information and Records. During the period prior to the Closing, the Seller shall give the Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Seller for the purpose of such inspection, investigation and testing as the Buyer deems appropriate (and the Seller shall furnish or cause to be furnished to the Buyer and its representatives all information with respect to the business and affairs of the Seller as the Buyer may request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as the Buyer reasonably desires; and (iii) with the prior consent of the Seller in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Seller.

          5.2 Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

               (a) No Changes. The Seller will carry on its business relating to the Products diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation, other than changes in the ordinary course of business. The Seller will remain on favorable terms with and maintain and preserve its relationships with creditors, customers, licensees, lessors, employees and other parties with respect to the Products, the Purchased Assets and the Purchased Contracts.

               (b) No Breach. The Seller will not knowingly do or negligently omit any act, or permit any omission to act, which may cause a breach of any Purchased Contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by the Seller herein, or which Seller knows or should know would have required disclosure on the Disclosure Schedules had it occurred after March 31, 2001 and prior to the date of this Agreement.

               (c) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of the Seller relating to the Purchased Assets, the Products, the Purchased Contracts or the Assumed Liabilities, except contracts, commitments, purchases or sales which (i) are (A) contracts or commitments for the purchase of, and purchases of, raw materials and supplies made in the ordinary course of business and consistent with past practice, (B) contracts or commitments for the sale of, and sales of, product or inventory in the ordinary course of business and consistent with past practice, or (C) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice, and (ii) are not material to the Seller (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedules had they been in existence on the date of this Agreement.

               (d) No Corporate Changes. The Seller shall not amend its Articles of Organization or By-laws or other constituent documents, or take or commence the taking of any action with respect to the dissolution, liquidation or winding up of the Seller.

               (e) No Negotiations. The Seller shall not enter into any agreement, understanding or arrangement relating to any Acquisition Proposal; consider, or engage in any discussions or negotiations relating to, any Acquisition Proposal; solicit or encourage the submission of any Acquisition Proposal; or permit any representative or Affiliate of the Seller to do any of the foregoing. The term "Acquisition Proposal," as used in this section, refers, to any proposal, plan, agreement, understanding or arrangement with a Person other than Buyer or Microsemi contemplating (i) the sale of the Seller, whether through an acquisition of assets, of or an equity interest in, or a merger, exchange offer, tender offer or other business combination involving the Seller or (ii) the sale of the Purchased Assets.

          5.3 Consents. The Seller will use its best efforts prior to the Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, all shareholder and third party consents and approvals necessary to effect the sale, delivery, transfer and conveyance of the Purchased Contracts to the Buyer. All such consents shall be in writing and executed counterparts thereof shall, to the extent so obtained, be delivered to the Buyer promptly after the Seller's receipt thereof but in no event later than two business days prior to the Closing.

          5.4 Other Action. The Seller shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

          5.5  Notification and Updates Regarding Disclosure.

               (a) During the period from the date hereof until the Closing, the Seller shall promptly notify the Buyer in writing of:

                    (i) the discovery, known to Seller, of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or a material breach of any representation or warranty made by the Seller or an Owner in this Agreement;

                    (ii) any event, condition, fact or circumstance known to the Seller that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Seller or an Owner in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; and

                    (iii) any material breach known to Seller of any covenant or obligation of the Seller or an Owner under this Agreement.

          5.6 Excess Warranty Work. In the event that direct material and labor costs and expenses incurred by the Buyer for repair and/or replacement warranty work under the terms and conditions of the Seller's warranties exceeds the sum of $50,000.00 with respect to products manufactured and/or sold by the Seller prior to the Closing, the Seller shall reimburse the Buyer for one hundred percent (100%) of the excess of such $50,000 of such costs and expenses incurred or accrued by Buyer prior to the first anniversary of the Closing Date promptly within ten (10) business days of receipt of invoices therefor. Normal distributor stock rotation shall be excluded.

                                   ARTICLE 6
                CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS
                -----------------------------------------------

     6.1 Obligation of Buyer. Each and every obligation of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         (a) Conveyance and Assignment. The Seller shall have duly executed and delivered to the Buyer the Bill of Sale and Assumption Agreement in the form attached hereto as Exhibit B (the "Bill of Sale and Assumption Agreement"), and any additional documents as the Buyer may reasonably request (collectively the "Conveyance Documents"), to the reasonable satisfaction of the Buyer and its counsel to sell, convey, assign, grant and otherwise transfer to the Buyer all of the Seller's right, title and interest in and to the Purchased Assets.

         (b) Non-Competition Agreement. The Buyer shall have received the Non-Competition Agreement attached hereto as Exhibit C-1, duly executed by the Seller and Charles Smith.

         (c) Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Seller or any Owner in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Seller or any Owner to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by the Buyer; and the Seller shall have delivered a certificate to the Buyer evidencing compliance with the conditions set forth in this Section 8.2 as of the Closing Date.

          (d) Compliance With Agreement. The Seller and each of the Owners have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement which are to be performed or complied with by any of them prior to or on the Closing Date.

          (e) Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against the Buyer, the Seller, the Owners or any of the affiliates, officers or directors of any of them, seeking to restrain or prevent the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

          (f) Board and Shareholder Approval. The Seller's Board of Directors and Shareholders shall have approved this Agreement, the sale of the Purchased Assets and the other documents and instruments to be executed and delivered by the Seller pursuant hereto.

          (g) Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Buyer, unless the Seller shall have agreed to indemnify the Buyer against the Seller's failure to obtain such consents. After the Closing, the Seller and each of the Owners will continue to use their best effects to obtain any such consents or approvals, and the Seller and the Owners shall not be relieved of any liability hereunder for failure to perform its covenants or for the inaccuracy of any representation or warranty.

          (h) Opinion of Counsel. A written opinion of Spitzer, Christopher & Arvanites, counsel to the Seller and the Owners, dated as of the Closing Date, addressed to the Buyer and Microsemi, substantially in the form of Exhibit D hereto.

          (i) Due Diligence. The Buyer shall have completed, to its sole satisfaction, a due diligence review of the Business, the Purchased Assets and the Assumed Liabilities and the Financial Statements and shall not have discovered a material adverse condition in the Products, Purchased Assets or Assumed Liabilities or in the prospects for the Business or relating to the Products. The due diligence review of the Financial Statements shall have confirmed that the Financial Statements are auditable without undue cost or delay in accordance with accounting requirements applicable to Microsemi as promulgated by the Securities and Exchange Commission under Regulation S-X.

          (j) Agreements with Key Employee. Seller shall deliver Buyer an executed agreement or agreements with Charles Smith ("Key Employee") concerning confidentiality, assignment of inventions and non-competition in substantially the form of Exhibit C-2 hereto.

          (k) Spouse of Owner. Each Owner shall deliver Buyer an executed Consent and Joinder of Spouse, substantially in the form of Exhibit E hereto.

          (l) Lease. The Seller shall cause the owners of the Leased Real Property to execute and deliver a lease (each a "Lease") as to each Leased Real Property substantially in the form of Exhibit F.

                                   ARTICLE 7
                CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS
                ------------------------------------------------

     7.1 Obligation of Seller. Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

          (a) Payment. The Buyer shall have (i) made the Cash Payments (including the Repayment Amount to the respective Persons as provided elsewhere in this Agreement) and (ii) delivered to the Seller the Promissory Note.

          (b) Bill of Sale and Assumption Agreement. The Buyer shall have duly executed and delivered to the Seller the Bill of Sale and Assumption Agreement and any other Conveyance Documents as to which the Buyer is a signatory.

          (c) Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

          (d) Board Approval. The Buyer's Board of Directors shall have approved this Agreement, the purchase of the Purchased Assets and the other documents and instruments to be executed and delivered by the Buyer pursuant hereto.

          (e) Compliance With Agreement. The Buyer shall have in all material respects performed and complied with all of the Buyer's agreements and obligations under this Agreement which are to be performed or complied with by the Buyer or Microsemi prior to or on the Closing Date.

          (f) Absence of Suit. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against the Buyer, Microsemi, the Seller or the Owners, any of the Affiliates, officers or directors of any of them, seeking to restrain or prevent the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

                                   ARTICLE 8
                               CLOSING DELIVERIES
                               ------------------

     8.1 Deliveries of Owners and Seller. On the Closing Date, unless waived in writing by Buyer, the Seller shall deliver, or cause to be delivered to Buyer, the following documents and instruments, in form and substance reasonably satisfactory to Buyer and its counsel:

          (a) Executed Conveyance Documents, including the Bill of Sale and Assumption Agreement, substantially in the form of Exhibit B attached hereto;

          (b) An executed Assignment and Assumption Agreement, substantially in the form of Exhibit E attached hereto;

          (c) Evidence of the receipt of all third party consents required to be obtained in connection with the consummation of the transactions contemplated hereunder, including, without limitation, all consents applicable to the Leased Property, Authorizations and Furniture and Equipment;

          (d) An opinion of Spitzer, Christopher & Arvanites, counsel to Seller and the Owners, dated the Closing Date, substantially in the form attached as Exhibit D attached hereto;

          (e) A certificate dated the Closing Date, executed by Seller, providing as attachments copies of resolutions approved by the shareholders and the board of directors of Seller, certifying that the resolutions as attached to such certificate were duly adopted by the shareholders and the board of directors of Seller and that such resolutions remain in full force and effect, authorizing and approving the execution by Seller of this Agreement and other documents related to this transaction and approving the consummation by Seller of the transactions contemplated by such agreements and documents; and

          (f) A certificate dated the Closing Date, executed by Seller, providing as attachments Certificates of Good Standing for Seller certified by the appropriate state official in each state in which Seller is qualified, dated no earlier than ten (10) days prior to the Closing Date.

     8.2 Deliveries of Buyer. On the Closing Date, concurrently with the execution of this Agreement, unless waived in writing by the Seller and Owners, Buyer shall deliver, or cause to be delivered to the Seller, the following documents and instruments, in form and substance reasonably satisfactory to the Owners and their counsel:

          (a) The Cash Payments by wire transfers to accounts designated by the respective payee;

          (b)  The Promissory Note duly executed by Microsemi;

          (c) The Bill of Sale and Assumption Agreement, duly executed by Buyer; and

          (d) Evidence that Buyer and Microsemi received all consents and approvals, if any, of third parties required to be obtained in connection with the consummation by the Buyer and Microsemi of the transactions contemplated hereunder

                                   ARTICLE 9
                            CLOSING OR TERMINATION
                            ----------------------

     9.1 Closing Date. Subject to the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7, the closing for the consummation of the purchase and sale contemplated by this

Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Buyer, each of the Indemnitors and Seller, take place at the offices of Microsemi Microwave Products, Inc. in Lowell, Massachusetts on August 10, 2001 and shall be deemed effective as of 12:01 a.m. on August 10, 2001 (the "Closing Date").

     9.2 Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

          (a)  by mutual written agreement of the Buyer and the Seller, or

          (b) by either the Buyer or the Seller if the Closing shall not have occurred on or before August 15, 2001, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

     9.3  Termination for Breach.

          (a) Termination by the Buyer. If (i) there has been a material violation or breach by the Seller or an Owner of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Buyer which has not been so waived, or
(iii) the Seller shall have attempted to terminate this Agreement under this
Article 9 or otherwise without grounds to do so, then the Buyer may, by written notice to the Seller at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 9.3(c) hereof.

          (b) Termination by the Seller. If (i) there has been a material violation or breach by the Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Seller, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Seller which has not been so waived, or (iii) the Buyer shall have attempted to terminate this Agreement under this Section 9 or otherwise without grounds to do so, then the Seller may, by written notice to the Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 9.3(c) hereof.

          (c) Effect of Termination. Termination of this Agreement pursuant to this Section 9.3 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys' fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 4.4 of this Agreement regarding confidentiality shall survive termination.

                                  ARTICLE 10

                                INDEMNIFICATION
                                ---------------

     10.1    Indemnification by Seller and Owners.

     Subject to the additional provisions set forth in this Article 10, each of the Indemnitors shall, jointly and severally (other than as specifically set forth in Article 2 herein), indemnify, defend and hold harmless Buyer and its respective Affiliates including, without limitation, its shareholders, officers, directors, employees and representatives (each a "Buyer Indemnitee") against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all expenses, including, without limitation, reasonable legal fees, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of any Indemnitor contained in this Agreement or in any document delivered to Buyer pursuant to the provisions of this agreement; (ii) any failure of the Seller or any Owner to perform any of the covenants contained in this agreement or in any document delivered to Buyer pursuant to the provisions of this Agreement; (iii) the Excluded Assets or Excluded Liabilities; (iv) except to the extent specifically assumed by Buyer, any claim by any third party brought against any Buyer Indemnitee in connection with the Purchased Assets arising from the actions or inactions of the

Seller, any Owner or their Affiliates prior to the Closing Date in connection with the operation of the Business; (v) any liability for Seller's Taxes (other than Taxes to the extent expressly included in the Assumed Liabilities); (vi) any liability or obligation of Seller arising under any Environmental Laws in effect on the Closing Date based upon or arising out of acts, omissions, events or conditions which occurred or existed prior to the Closing (even if disclosed); and (vii) any liability or obligation that would not have existed if it had been confirmed that no taxes are due on the Closing Date pursuant to Sections 51 and 52 of Chapter 61C of the Massachusetts General Laws.

     10.2    Indemnification by Buyer.

     Subject to the additional provisions set forth in this Article 10, Buyer shall indemnify each Indemnitor and its respective Affiliates including, without limitation, its shareholders, officers, directors, employees and representatives (each a "Seller Indemnitee") against, and hold each Seller Indemnitee harmless from, any and all losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Seller Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any document delivered to Seller pursuant to the provisions of this Agreement; (ii) any failure of any Buyer or Microsemi to perform any of the covenants contained in this Agreement or in any document delivered to Seller pursuant to the provisions of this Agreement; (iii) the Assumed Liabilities; (iv) any claim by any third party brought against any Seller Indemnitee in connection with the Purchased Assets arising from the actions or inactions of Buyer or Microsemi or its Affiliates following the Closing Date in connection with the operation of the Business (unless such claim arises from a breach of a representation or warranty by the Seller or the Owners); (v) any liability for Buyer's or Microsemi's taxes unless such claim arises from a breach of a representation or warranty by the Seller or the Owners; (vi) any liability or obligation of Buyer arising under any Environmental Laws in effect on the Closing Date based upon or arising out of events or conditions which first occurred or first existed following the Closing, and which were created through the acts or omissions of Buyer or Microsemi following the Closing; and (vii) any liability related to benefit plans, for former Seller employees of Buyer or Microsemi first existing after the Closing Date (other than any Assumed Liabilities).

10.3      Third Party Claims.

          (a) If any Buyer Indemnitee or Seller Indemnitee (each referred to as an "Indemnitee") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an "Indemnifiable Claim") with respect to which Indemnitors or Buyer are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor or Buyer in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the delay or failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that the Indemnitor or Buyer, as the case may be, is materially adversely affected by such delay or failure .

          (b) The Indemnitor or Buyer shall have thirty days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty (30) day period, in which case the Indemnitor or Buyer, as the case may be, shall have until the date that is ten days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitee shall cooperate with the Indemnitor or Buyer in connection therewith; provided, that (i) the Indemnitor or Buyer, as the case may be, shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that the fees and expenses of such counsel shall not be borne by the Indemnitor except as otherwise expressly provided, (ii) the Indemnitor or Buyer shall not settle any Indemnifiable Claim without the Indemnitee's consent if the settlement requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action and
(iii) if, in the opinion of counsel to the Indemnitor or Buyer, the Indemnitee has separate defenses from the Indemnitor or Buyer or there is a conflict of interest between the Indemnitor or Buyer and Indemnitee or if there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the expense of the Indemnitor or Buyer, as the case may be. So long as the Indemnitor or Buyer, as the case may be, is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor's consent, which consent shall not be unreasonably withheld.

          (c) If the Indemnitor or Buyer, as the case may be, does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or action requires a response before the expiration of such thirty (30) day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnitee, including but not limited to attorneys' fees and costs; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.

     10.4 Survival Period. Each Indemnitor's and Buyer's obligation to indemnify and hold harmless Indemnitees with respect to the breach of any representations or warranties contained herein shall expire thirty-six (36) months from the date hereof, except that (i) the obligation to indemnify and hold harmless Indemnitees with respect to the representations and warranties made in Sections 2.2 and 3.2 (Authorization), 2.16 (Government Payments) and
2.22 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations, and (ii) the obligation to indemnify and hold harmless Indemnitees with respect to the representations and warranties made in Section
2.15 (Environmental Laws) shall survive the Closing until the earlier of the expiration of the applicable statutes of limitations or the termination of the 15 year insurance policy referred to in Section 2.15(f) above. The expiration of any Indemnitor's or Buyer's obligation to indemnify and hold harmless the Indemnitees hereunder shall not affect any claim for indemnification made prior to the date of such expiration.

     10.5 Limitations on Indemnification Obligations. Except in the case of fraud, the liability of the Indemnitors or Buyer, as the case may be, to the Indemnitees pursuant to Section 10.1(i) or Section 10.2(i), as applicable, shall be subject to the following limitations:

            (a) The Seller's and each of the Owners respective obligations to indemnify Buyer Indemnitees for breaches of representations and warranties of Seller or the Owners in this Agreement shall arise only after, and only to the extent that, the aggregate amount of claims thereunder exceeds $10,000 (the "Indemnity Basket"), and in any event shall not exceed the aggregate amount of the Purchase Price (the "Seller's Cap").

            (b) The obligation, if any, of each Owner to indemnify Buyer Indemnitees for breaches of representations and warranties shall not exceed a pro rated portion of the aggregate amount of the Purchase Price that has been received by the Seller based on a fraction, the numerator of which is the number of shares of Seller that Owner holds of record on the Closing Date and the denominator of which is the number of shares of Seller outstanding on the Closing Date (the "Owner's Cap").

                                  ARTICLE 11

                           COVENANTS NOT TO COMPETE
                           ------------------------

     11.1 Covenant Not to Compete. The Seller and each Owner hereby covenants that for a period of three (3) years following the Closing Date, the Seller and each such Owner will not, directly or indirectly through one or more Affiliates, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a shareholder, member, manager, director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business, firm, entity or organization, which competes with the Business as existing or in development on the Closing Date, in any county or city in the United States (whether by selling such product to customers located in the United States or by manufacturing such product in the United States); provided, however, that this Section 11.1 shall not prohibit the ownership of up to 5% in voting stock of any publicly traded company that competes with the Business.

     11.2 No Solicitation. The Seller and each Owner covenants that for a period of two (2) years commencing on the Closing Date, the Seller and such Owner (each Owner's covenant referring only to future activities of the Seller or of such Owner himself) shall neither (i) solicit or attempt to influence any of Buyer's then current employees to become employees or render services to any business or employer other than Buyer or to terminate their employment with Buyer (provided, however, that the Seller and an Owner shall not be prohibited from employing an employee of Buyer if such employee (a) independently seeks employment with the Seller or (b) has been terminated or otherwise released from employment with Buyer) or not (ii) solicit or attempt to influence any of Buyer's then current customers or clients to purchase goods or services from a competitor of Buyer if such purchase could cause a diminution of Buyer's sales to such customer or client.

     11.3 Severability. In the event any of the covenants in this Article 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a geographical area, or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     11.4 Specific Performance. The Seller and each Owner acknowledges that a breach of the covenants contained in Article 11 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Seller and each Owner agrees that if the Seller or any Owner breaches the covenants contained in Article 11 in addition to any other remedy which may be available at law or in equity, Buyer and Microsemi shall be entitled to specific performance and injunctive relief, without, in the event of a final judgment, posting a bond or other security.

                                  ARTICLE 12

                                 MISCELLANEOUS
                                 -------------

     12.1 Further Actions. From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Buyer and its successors and assigns effective as of the Closing (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby. To the extent that the rights of Seller under any contract may not be assigned without the consent of another person which has not been obtained by Seller prior to the Closing, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the instrument in question so that Buyer would not effectively acquire the benefit of all such rights, then Seller, to the maximum extent permitted by law and the instrument, shall, at Buyer's request, act as Buyer's agent in order to obtain for Buyer the benefits thereunder and cooperate, to the maximum extent permitted by law and the instrument, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer (including, without limitation, by entering into an equivalent arrangement). Notwithstanding Buyer's decision to consummate the Closing in the absence of any such consent, after the Closing Seller shall use its best efforts to obtain all such consents and, if and when any is obtained, Seller shall promptly assign the instrument in question to Buyer.

     12.2 Expenses. Except as otherwise specifically provided herein, Seller, the Owners, Microsemi and Buyer shall each bear their own respective legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

     12.3 Entire Agreement. This Agreement, which includes the Appendix, the Schedules and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains and compromises the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior statements, representations, arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, including without limitation, the letter of intent among the parties hereto dated June 11, 2001.

     12.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     12.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

     If to Seller or any Owner:    Thomas J. Kachel
                                   Rte. 2A Main Street
                                   Boxford, MA  01921

                                   Donald A. Smith
                                   7 Scribner Road
                                   Peabody, MA  01960

                                   George J. Franklin, Jr.
                                   7005 N.W. 2/nd/ Terrace
                                   Boca Raton, FL  33428

     with a copy to:               Peter J. Arvanites
                                   Northwoods Business Park
                                   199 Rosewoods Drive, Suite 350
                                   Danvers, MA  01923
                                   Facsimile No.: 978-777-1596

     If to Buyer:                  Microsemi Corporation
                                   2381 Morse Avenue
                                   Irvine, CA  92612
                                   Attn: David Sonksen
                                   Facsimile No.: 949-756-2602

     WITH A COPY TO:               Nicholas J. Yocca
                                   Yocca Patch & Yocca, LLP
                                   19900 MacArthur Boulevard, #650
                                   Irvine, CA  92612
                                   Facsimile No.: 949-253-0870


     If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

     12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (other than the choice of law principles thereof). Subject to Section 12.15, any action, suit or other proceeding initiated in connection with this Agreement may be brought in any Federal or state court in Orange County, California or Middlesex County, Massachusetts, having jurisdiction over the subject matter thereof as the party bringing such action, suit or proceeding shall elect. The Seller, each Owner, the Buyer, and Microsemi hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

     12.7 Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

           (a) Any or all rights of Buyer to receive the performance of the obligations of any Indemnitor hereunder and rights to assert claims against any Indemnitor in respect of any inaccuracy in or breach of any representations, warranties or covenants of any Indemnitor hereunder, may be assigned by Buyer to a direct or indirect subsidiary of Microsemi or to a purchaser of the Business; provided, however, that such assignment by Buyer shall not relieve it of any of its obligations hereunder; and

            (b) Buyer may assign to any bank, insurance or other financial institution providing financing or extending credit to Buyer any or all of its rights to assert claims against any Indemnitor in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement; provided, however, that such assignment by Buyer shall not relieve it of any of its obligations hereunder.

     12.8 Waivers and Amendments. Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto. Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

     12.9 Third Party Rights. Notwithstanding any other provision of this Agreement, and except as expressly provided in Sections 9.1 and 9.2 hereof or as permitted pursuant to Section 12.7 hereof, this Agreement shall not create benefits on behalf of any shareholder or employee of Buyer, or any other Person (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

     12.10 Public Announcements. Prior to the Closing, Buyer and Indemnitors will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and the Buyer, the Seller and any Owner shall not issue any such press release or make any such public statement without the prior approval of the other parties both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement is required as a matter of law. After the Closing, Buyer shall be permitted to issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without consulting with the Seller, except to the extent required by applicable law.

     12.11 Confidential and Proprietary Information. Each of the Owners have in the past had access, and shall continue to have access, to certain Confidential and Proprietary Information concerning Seller and its Affiliates. Each of the Owners agrees that he will not, either directly or indirectly, disclose to any person or use any of the Confidential and Proprietary Information in any way during (except as required in the course of the performance of his duties to the Buyer) or after the expiration of such Owner's relationship with Buyer.

     12.12 For purposes of this Agreement, "Confidential and Proprietary Information" means any of the following information relating to the business of Seller that is not generally known to competitors, suppliers and customers of
Seller: (i) any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of determination, been used by Seller; (ii) any information related to the development of products and production processes; (iii) any information concerning proposed new products and production processes; (iv) any information concerning marketing processes, market feasibility studies, customer lists and other customer information, vendor lists and information, price data, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans; and (v) any other information which would constitute a "Trade Secret" under the Uniform Trade Secrets Act as in force and effect in the Commonwealth of Massachusetts; provided, however, the terms "Confidential and Proprietary Information" shall not include information which (a) is hereinafter disclosed or made available to the Owner by a third party not in violation of its obligations to anyone to maintain the confidentiality of such information, (b) is required to be disclosed by court order or otherwise as a matter of law, or (c) at the time of disclosure is reasonably available to the public through no fault of the Owner.

     12.12 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

     12.13 Counterparts; Electronic Copies. This Agreement and each agreement to be executed at the Closing as contemplated by this Agreement may be sufficiently executed in any number of counterparts or electronic copies, and each such counterpart or electronic copy hereof shall be deemed to be an original instrument, but all such counterparts and copies together shall constitute but one agreement. Electronic copies shall be considered as if they were originals.

     12.14 Dispute Resolution. The parties hereto agree to the following as their sole means of resolving any disputes arising from or in any way relating to this Agreement, provided that the parties hereto shall have the right to seek an injunction or other equitable remedy in the event of a breach of Article 11 of this Agreement. In the event of a dispute, the parties shall first attempt to negotiate in good faith to resolve such dispute among themselves for a period not to exceed sixty (60) days. If after sixty (60) days, the dispute remains unresolved, the parties agree to in good faith select a neutral third party to mediate their dispute. If the parties are unable to agree upon a mediator, any party to this Agreement may submit a request to the American Arbitration Association (the "AAA") to appoint a mediator. If the AAA refuses to appoint a mediator, or if either party fails to pay the fees requested by the AAA for the appointment of a mediator, then the party seeking mediation may file a petition with the Superior Court of the County of Middlesex, Massachusetts, for the appointment of a mediator, as if arbitration were being compelled and an arbitrator appointed. Any fees and costs of mediation shall be shared one-half by Buyer and one-half by Indemnitors. Although the parties have agreed to participate in good faith in efforts to mediate any disputes, the results of any mediator's recommendations shall not be binding upon any party and mediation shall produce a binding agreement only if all parties agree to be bound by the results thereof. If after ninety (90) days from the day it was submitted to mediation, the dispute remains unresolved, any party may submit the dispute to binding arbitration through the AAA, pursuant to the AAA Rules of Commercial Arbitration or any successor rules thereto, at the office of the AAA located in Middlesex County, Massachusetts, or such other location as is mutually agreed to by the parties. The arbitrator shall apply the laws of the Commonwealth of Massachusetts in the resolution of all disputes, controversies or claims and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. The costs of arbitration, including the fees and expenses of the arbitrator, shall be paid one-half equally by Buyer on the one hand, and one-half by the Seller and the Owners on the other hand, unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case unless the arbitration award provides otherwise. The parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages. The arbitrator's decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate federal or state court located in Middlesex County, Massachusetts, and in connection with such action to compel the laws of the Commonwealth of Massachusetts to control. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

                            [SIGNATURE PAGE FOLLOWS]

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

"SELLER"                                 COMPENSATED DEVICES, INC.


                                         By:/s/ Thomas J. Kachel
                                            ----------------------------------
                                         Name:  Thomas J. Kachel
                                         Title: President


                                         By:/s/ Donald A. Smith
                                            ----------------------------------
                                         Name:  Donald A. Smith
                                         Title: Treasurer and Clerk


"OWNER"                                  /s/ Thomas J. Kachel
                                         -------------------------------------
                                         Thomas J. Kachel, an individual


"OWNER"                                  /s/ George J. Franklin Jr.
                                         -------------------------------------
                                         George J. Franklin, Jr., an individual


"OWNER"                                  /s/ Donald A. Smith
                                         -------------------------------------
                                         Donald A. Smith, an individual


"BUYER"                                  MICRO CDI ACQUISITION CORP.


                                         By:/s/ James R. Shiring
                                            ----------------------------------
                                         Name:  James R. Shiring
                                         Title: Vice President, East Coast
                                                Operations


                                         MICROSEMI CORPORATION


                                         By:/s/ James R. Shiring
                                            ----------------------------------
                                         Name:  James R. Shiring
                                         Title: Vice President, East Coast
                                                Operations

                                   APPENDIX A

                                  DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings, if any, ascribed to them in this Appendix A. Meanings of other capitalized terms have
                         ----------
been defined elsewhere in this Agreement.

     AAA shall have the meaning ascribed to it in Section 12.15.

     Agreement shall have the meaning ascribed to it in the Preamble.

     Affiliate: With respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" means the power to direct the management and policies of another Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     Assumed Liabilities shall have the meaning ascribed to it in Section
1.1(c).

     Authorizations shall have the meaning ascribed to it in Section 1.1(a)(vi).

     Benefit Plans shall have the meaning ascribed to it in Section 2.13.

     Business shall have the meaning ascribed to it in Recital A.

     Business Rights shall have the meaning ascribed to it in Section 1.1(a)(i).

     Bulk Sales Laws shall mean any and all laws pertaining to the bulk sale or bulk transfer of assets in connection with a transaction of the same kind as the Acquisition.

     Buyer shall have the meaning ascribed to it in the Preamble.

     Buyer Indemnitee shall have the meaning ascribed to it in Section 10.1.

     Cash Payments shall have the meaning ascribed to it in Section 1.2(a).

     Cause shall mean, with respect to an employee, (i) the commission of any willful breach of duty of loyalty to the employer, or the habitual refusal to perform, or neglect of, any material duties, which the person has been employed to perform, (ii) the commission of a material violation of a company policy of the employer that the employee was aware of before such violation (and such violation cannot be reasonably cured), any act of material dishonesty, or any illegal act, (iii) he commission of any felony, or misdemeanor involving a moral turpitude, or (iv) the material breach of any covenant of confidentiality by which such employee is bound.

     Closing shall have the meaning ascribed to it in Section 9.1.

     Closing Date shall have the meaning ascribed to it in Section 9.1.

     Closing Date Receivables has the meaning ascribed to it in Section 1.1(a)(ix).

     Code shall mean the U.S. Internal Revenue Code of 1986, as amended.

     Confidential and Proprietary Information shall have the meaning ascribed to it in Section 12.12.

     Disability shall mean, with respect to any individual, the inability to perform one's material duties of employment due to illness or injury for a period in excess of one hundred and twenty (120) days during any twelve (12) month period.

     Encumbrance: Any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     Environmental Laws shall have the meaning ascribed to it in Section
2.15(b).

     ERISA shall have the meaning ascribed to it in Section 2.13.

     Excluded Assets and Certain Known Liabilities shall have the meaning ascribed to it in Section 1.1(b).

     Excluded Liabilities shall have the meaning ascribed to it in Section
1.1(d).

     Financial Statements shall have the meaning ascribed to it in Section
2.4(a).

     Furniture, Fixtures and Equipment shall have the meaning ascribed to it in
Section 1.1(a)(xi).

     GAAP: Generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of `Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

     Governmental Entity: Any nation or any state, commonwealth, territory, possession or tribe and any political subdivision, courts, departments, commissions, boards, bureaus, agencies or other instrumentalities of any of the foregoing.

     Hazardous Material(s) shall have the meaning ascribed to it in Section 2.15(c).

     Indebtedness: With respect to any Person (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP;
(c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

     Indemnifiable Claim shall have the meaning ascribed to it in Section
10.3(a).

     Indemnitee shall have the meaning ascribed to it in Section 10.3(a).

     Indemnitor shall have the meaning ascribed to it in Article 2.

     Indemnity Basket shall have the meaning ascribed to it in Section 10.5(a).

     Interim Financials shall have the meaning ascribed to it in Section 2.4(a).

     Inventory shall have the meaning ascribed to it in Section 1.1(a)(x).

     Knowledge of Seller or Seller's Knowledge or similar statements about facts or circumstances recognized by Seller shall refer to the actual knowledge of any of the Owners and the knowledge, after all due inquiry, of any of the officers, directors or key management employees of Seller.

     Leased or Owned Property shall have the meaning ascribed to it in Section 2.6(a).

     Leased Real Property shall have the meaning ascribed to it in Section 1.1(a)(ii).

     Material Adverse Effect: A material adverse effect on the business, operations, condition (financial or otherwise) or prospects of Seller, which are greater than $100,000 when aggregated with all other breaches, defaults or non-performances of Seller (determined as if there were no Material Adverse Effect qualifier).

     Non-Public Information shall have the meaning ascribed to it in Section 4.4(a).

     NLRB shall have the meaning ascribed to it in Section 2.14(b).

     Owner shall have the meaning ascribed to it in the Preamble.

     Owner's Cap shall have the meaning ascribed to it in Section 10.5(b).

     Other Items of Property shall have the meaning ascribed to it in Section 1.1(a)(xii).

     Person shall mean an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

     Products shall mean all of the products of the Business.

     Proprietary Information shall have the meaning ascribed to it in Section 2.12.

     Purchase Price shall have the meaning ascribed to it in Section 1.2(a).

     Purchased Assets shall have the meaning ascribed to it in Section 1.1(a).

     Purchased Contracts shall have the meaning ascribed to it in Section 1.1(a)(iv).

     Release shall have the meaning ascribed to it in Section 2.15(d).

     Repayment Amount shall have the meaning ascribed to it in Section 1.1(d).

     SEC Filings shall have the meaning ascribed to it in Section 3.7.

     Seller shall have the meaning ascribed to it in the Preamble.

     Seller Indemnitee shall have the meaning ascribed to it in Section 10.2.

     Seller Cap shall have the meaning ascribed to it in Section 10.5(a).

     Seller's Taxes shall mean any Tax attributable to or arising from the operation of the Business prior to the Closing.

     Tax shall mean any and all license and registration fees, taxes (including, without limitation, income, minimum or alternative minimum tax, gross receipts, ad valorem, value added, environmental tax, turnover, sales, use, personal property (tangible and intangible), stamp, leasing, lease, user, leasing use, excise, payroll, franchise, transfer, fuel, excess profits, occupational, interest equalization and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Entity, together with any and all penalties, fines, additions to tax and interest thereon.

     Tax Returns shall have the meaning ascribed to it in Section 2.16.

     2000 Top Customers shall have the meaning ascribed to it in Section 2.21.

                               LIST OF EXHIBITS

     Exhibit A     Promissory Note

     Exhibit B     Bill of Sale and Assumption Agreement

     Exhibit C-1   Non-Competition Agreement -- Owners

     Exhibit C-2   Non-Competition Agreement -- Key Employee

     Exhibit D     Opinion of Spitzer, Christopher & Arvanites -- Counsel to
                   Seller and the Owners

     Exhibit E     Consent and Joinder of Spouse

     Exhibit F     Form of Lease

                               LIST OF SCHEDULES

     Schedule 1.1(a)(i)       Business Rights.
     Schedule 1.1(a)(ii)      Pre-Paid Expenses.
     Schedule 1.1(a)(iv)      Contracts.
     Schedule 1.1(a)(vi)      Authorizations.
     Schedule 1.1(a)(viii)    Cash.
     Schedule 1.1(a)(ix)      Accounts Receivable.
     Schedule 1.1(a)(x)       Inventory.
     Schedule 1.1(a)(xi)      Furniture, Fixtures, Equipment, etc.
     Schedule 1.1(a)(xii)     Other Items of Property.
     Schedule 1.1(b)          Excluded Assets and Certain Known Liabilities.
     Schedule 1.1(c)          Liabilities Assumed by Buyer.
     Schedule 1.4             Sales, Use and Transfer Taxes
     Schedule 1.5             Allocation of Purchase Price and Adjustments.
     Schedule 2.3(a)          No Conflict (Seller).
     Schedule 2.3(b)          No Conflict (Owner).
     Schedule 2.4             Financial Statements.
     Schedule 2.5             Absence of Certain Facts or Events.
     Schedule 2.6             Property, Leases and Encumbrances; Sufficiency of
                              Assets.
     Schedule 2.7             Contracts and Commitments.
     Schedule 2.8             Permits and Authorizations.
     Schedule 2.9             No Violations.
     Schedule 2.10            Claims, Investigations and Proceedings.
     Schedule 2.11            Insurance.
     Schedule 2.13            Employee Benefits.
     Schedule 2.14            Employment Laws.
     Schedule 2.18            No Insider Transactions.
     Schedule 2.20            Inventories.
     Schedule 2.21            Customers and Suppliers; International Sales.
     Schedule 2.22            Taxes.
     Schedule 2.23            Warranties.
     Schedule 2.24            No Finders or Brokers.